EXHIBIT 99.1 CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—April 23, 2021—Citizens Holding Company (the “Company”) (NASDAQ:CIZN) announced today results of operations for the three months ended March 31, 2021.

(in thousands, except share and per share data)

Net income for the three months ended March 31, 2021 was $1,897, or $0.34 per share-basic and diluted, an increase of $737, or 63.53% from net income of $1,160, or $0.21 per share-basic and diluted for the same quarter in 2020.

First Quarter Highlights

•	Total revenues, or interest and non-interest income, for the three months ended March 31, 2021 totaled $12,311, an increase of $221 or 1.83%, compared to the same quarter in 2020.

•

Total loans decreased $13,082, or (2.01%), to $639,174 at March 31, 2021, compared to $652,256 at December 31, 2020, and increased $62,195, or 10.78%, compared to $576,979 at March 31, 2020. Excluding PPP loans with a total balance of $23,649 at March 31, 2021, total loans decreased $7,208, or (1.11%), compared to $622,733 at December 31, 2020, and increased $38,546, or 6.68%, compared to March 31, 2020. Despite the overall decrease in total loans from December 31, 2020 to March 31, 2021, construction and development loans increased by $6,985 or 14.30%.

•	Total non-interest income increased $260, or 8.75%, to $3,232 at March 31, 2021, compared to $2,972 at December 31, 2020 and increased $851, or 35.74%, compared to $2,381 at March 31, 2020.

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Overall cost of funds decreased 10 basis points (“bps”) to 53 bps for the three months ended March 31, 2021 compared to 63 bps for the three months ended December 31, 2020 and decreased 52 bps compared to 105 bps for the three months ended March 31, 2020.

Net Interest Income

Net interest income for the three months ended March 31, 2021 was $7,633, a decrease of $860, or (10.13%) compared to $8,493 for the three months ended December 31, 2020, and an increase of $248, or 3.36%, compared to $7,385 for the three months ended March 31, 2020. The net interest margin (“NIM”) was 2.32% for the three months ended March 31, 2021 compared to 2.64% for the three months ended December 31, 2020 and 2.72% for the same period in 2020.

Continued low interest rates decreased the yield on the loans held for investment as well as the securities portfolio but were partially offset by lower costs on interest-bearing deposits. With mortgage rates at historical lows prepayments on mortgage-backed securities continues to decrease the yield on securities along with the NIM.

Credit Quality

The provision for loan losses for the three months ended March 31, 2021 was $87, down compared to $302 from the prior quarter, and down compared to $314 year-over-year. The decrease in the provision reflects management’s estimate of inherent losses in the loan portfolio, which is based on the overall improvement of the economy as a result of the vaccine distribution at the local and national level, the steady decline in the unemployment rate, and the overall decrease in the loan portfolio when compared to the prior quarter.

The Company’s non-performing assets increased slightly by $67, or 0.57%, to $11,722 at March 31, 2021 compared to $11,655 December 31, 2020 and decreased $3,876 or (24.85%), from $15,598 at March 31, 2020.

Year-to-date net charge-offs totaled $50, or 0.01% of average loans at March 31, 2021 compared to 0.04% at March 31, 2020.

Noninterest Income

Non-interest income increased for the three months ended March 31, 2021, by $260, or 8.75% compared to the three months ended December 31, 2020 and increased by $851 or 35.74% compared to the same period in 2020.

The increase in non-interest income was primarily due to the following factors:

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Increase in mortgage loan origination income due to a decrease in long-term mortgage rates. Mortgage loan origination income increased $143, or 56.70% for the three months ended March 31, 2021 compared to the same quarter in 2020;

•	Increase in gains from the sale of investment securities to lower the Company’s prepayment risk within the Company’s mortgage-backed securities portfolio;

•	Interchange fees increased $206 or 30.16%, at March 31, 2021 compared to the same quarter in 2020.

•	Partially offset by a decrease in overdraft income due to the continued savings trend related to the COVID-19 pandemic and stimulus.

Noninterest Expense

Non-interest expense increased for the three months ended March 31, 2021 by $106, or 1.27% compared to the three months ended December 31, 2020 and increased by $401 or 4.97% compared to the same period in 2020.

The increase in non-interest expense is mainly attributable to an increase in regulatory related expenses along with continued investment in customer facing and internal technology.

Dividends

The Company paid aggregate cash dividends in the amount of $1,341, or $0.24 per share, during the three-month period ended March 31, 2021 compared to $1,339, or $0.24 per share, for the same period in 2020.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-four banking locations in fourteen counties in East Central and South Mississippi and a Loan Production Office in Oxford, Mississippi to offer loan services to north Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet banking services are available at the Bank’s website, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) the impact of COVID-19 on our business, including the impact of the actions taken by governmental authorities to try and contain the virus or address the impact of the virus on the United States economy (including, without limitation, the CARES Act), and the resulting effect of all of such items on our operations, liquidity and capital position, and on the financial condition of our borrowers and other customers; our ability to mitigate our risk exposures; (c) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (d) increased competition from other financial institutions; (e) the impact of technological advances; (f) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (g) changes in asset quality and loan demand; (h) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (i) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
INTEREST INCOME
Loans, including fees	$8,131	$8,024	$7,480
Investment securities	933	2,111	1,997
Other interest	15	11	232

	9,079	10,146	9,709

INTEREST EXPENSE
Deposits	1,266	1,469	1,969
Other borrowed funds	180	184	355

	1,446	1,653	2,324

NET INTEREST INCOME	7,633	8,493	7,385

PROVISION FOR LOAN LOSSES	87	302	314

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	7,546	8,191	7,071

NON-INTEREST INCOME
Service charges on deposit accounts	814	864	1,049
Other service charges and fees	975	931	773
Other non-interest income	1,443	1,177	559

	3,232	2,972	2,381

NON-INTEREST EXPENSE
Salaries and employee benefits	4,568	4,345	4,435
Occupancy expense	1,817	1,804	1,659
Other non-interest expense	2,083	2,213	1,973

	8,468	8,362	8,067

NET INCOME BEFORE TAXES	2,310	2,801	1,385

INCOME TAX EXPENSE	413	575	225

NET INCOME	$1,897	$2,226	$1,160

Earnings per share - basic	$0.34	$0.40	$0.21

Earnings per share - diluted	$0.34	$0.40	$0.21

Dividends paid	$0.24	$0.24	$0.24

Average shares outstanding - basic	5,578,820	5,578,820	5,579,381

Average shares outstanding - diluted	5,579,814	5,580,726	5,581,411

	For the Period Ended,
	March 31,	December 31,	March 31,
	2021	2020	2020
Period End Balance Sheet Data:
Total assets	$1,548,347	$1,450,692	$1,216,111
Total earning assets	1,440,234	1,357,974	1,124,693
Loans, net of unearned income	639,174	652,256	576,979
Allowance for loan losses	4,772	4,735	3,816
Total deposits	1,229,621	1,095,189	925,888
Securities sold under agreement to repurchase	197,709	196,272	159,442
Short-term borrowings	—	25,000	—
Shareholders’ equity	106,480	119,548	118,743
Book value per share	19.09	21.43	21.28

Period End Average Balance Sheet Data:
Total assets	1,490,670	1,336,513	1,202,483
Total earning assets	1,382,055	1,243,566	1,109,562
Loans, net of unearned income	653,154	622,805	576,978
Total deposits	1,145,985	1,013,258	918,571
Securities sold under agreement to repurchase	205,292	181,699	158,424
Short-term borrowings	7,556	10,318	56
Shareholders’ equity	117,612	117,775	112,945

Period End Non-performing Assets:
Non-accrual loans	6,789	8,568	11,941
Loans 90+ days past due and accruing	49	14	14
Other real estate owned	4,884	3,073	3,643

		As of
	March 31,	December 31,	March 31,
	2021	2020	2020
Year to Date Net charge-offs as a percentage of average net loans	0.01%	0.08%	0.04%

Year to Date Performance Ratios:
Return on average assets(1)	0.51%	0.52%	0.39%
Return on average equity(1)	6.45%	5.89%	4.11%

Year to Date Net Interest
Margin (tax equivalent)(1)	2.32%	2.72%	2.72%

(1)	Annualized

Contact:

Citizens Holding Company, Philadelphia

Phillip R. Branch, 601/656-4692

Phillip.branch@thecitizensbank.bank